Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-171485 and 333-160231) and Form S-8 (No. 333-127681) of Ruth’s Hospitality Group, Inc. of our reports dated March 13, 2013 with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries as of December 30, 2012 and December 25, 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for the fifty-three weeks ended December 30, 2012, and fifty-two weeks ended December 25, 2011 and December 26, 2010, and the effectiveness of internal control over financial reporting as of December 30, 2012, which reports appear in the December 30, 2012 annual report on Form 10-K of Ruth’s Hospitality Group, Inc.

/s/ KPMG LLP

Orlando, Florida
March 13, 2013
Certified Public Accountants